Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

          THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”), executed and delivered on December 23, 2009 and effective as of November 20, 2009 (the “Effective Date”), by and between RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust (the “Trust”), and RICHARD J. SMITH (“Executive”).

          WHEREAS, prior to the Effective Date, Executive has been employed by the Trust as its Chief Financial Officer and Secretary;

          WHEREAS, the Trust and Executive entered into a certain letter agreement dated April 15, 1996, which expired by its terms on May 15, 1999, regarding Executive’s employment with the Trust (the “Employment Agreement”);

          WHEREAS, prior to the Effective Date, the Trust has granted Executive a total of approximately 29,702 restricted shares of beneficial interest, $0.01 par value per share, of the Trust (the “Restricted Stock”) that remain unvested as of the Effective Date and that are subject to no performance conditions;

          WHEREAS, the Restricted Stock is governed by the terms of certain restricted stock agreements between Executive and the Trust (the “Restricted Stock Agreements”); and

          WHEREAS, the parties intend that this Agreement shall supersede the Employment Agreement and any oral agreements and understandings shall confirm Executive’s separation from service and set forth the terms relating thereto;

          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the Trust and Executive hereby agree as follows:

          1.        SEPARATION FROM SERVICE.  Executive hereby acknowledges and confirms that his employment with the Trust and any and all appointments he holds with the Trust and any of its subsidiaries, affiliates, joint ventures, partnerships and other business enterprises (collectively, “Affiliates”), whether as an officer, employee, trustee, consultant, agent, or otherwise, ceased on the Effective Date.  Executive understands and agrees that from and after the Effective Date he is no longer authorized to speak on behalf of, or incur any expenses, obligations or liabilities on behalf of, the Trust or any of its Affiliates (except statements he makes to lenders during the next 30 days on behalf of the Trust or its Affiliates in connection with completing their credit facilities).  Executive hereby confirms that his resignation is not due to a “disagreement with the registrant” as such phrase is used in Form 8-K promulgated by the Securities and Exchange Commission.

          2.        PAYMENTS AND BENEFITS. In connection with Executive’s separation from service with the Trust, provided that Executive does not revoke the release and discharge set forth in Section 9(b) of this Agreement as provided therein, and provided further, that Executive complies with the terms of this Agreement, the Trust shall pay and provide Executive with the following payments and benefits (all of which shall be net of any applicable income tax and other legally required withholdings):

          (a)       CASH AMOUNTS. Executive shall be entitled to receive his base salary for two and one-half years following the Effective Date, at the rate in effect immediately prior to the Effective Date, payable in accordance with the Trust’s normal payroll procedures (currently, in equal bi-weekly installments) commencing on the first payroll date following the Effective Date and continuing for such two and one-half year period.  The Trust shall not be entitled to offset against such payments the amount of any compensation paid to or for the benefit of Executive during the severance period by any other employer.

          The consideration set forth in this Section 2(a) is not otherwise due to Executive.  The Trust will provide the consideration to Executive in exchange for Executive’s agreements and promises set forth in this Agreement.  Executive will not receive such consideration unless Executive signs this Agreement and does not revoke Executive’s acceptance of this Agreement during the seven (7) day period set forth in Section 9(b).

          (b)       RESTRICTED STOCK. As of the Effective Date:

          (i)       Executive shall forfeit his right to be granted any restricted shares pursuant to awards that are subject to performance conditions.

          (ii)      All of the Restricted Shares shall immediately vest in full and be promptly delivered to Executive without any restrictions.

          (iii)     The Trust shall promptly pay Executive the sum of $8,625, representing fully vested dollars associated with the 2004 LTIP payout.

          (c)       WELFARE BENEFITS.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Trust will pay for or reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect for Executive immediately prior to the Effective Date) on a monthly basis until the earlier of (A) a period of eighteen (18) months from the Effective Date, or (B) the date upon which Executive and Executive’s eligible dependents become eligible to be covered under another substantially equivalent or better plan that is paid for by another employer.  Executive hereby advises the Trust that he is electing the COBRA continuation coverage described in this subsection for himself and his eligible dependents.

          (d)       OFFICE AND OTHER EXPENSES.  The Trust will pay Executive $20,000 no later than January 31, 2010, that he may use for interim office, secretarial, advisory and other expenses.

          (e)       LEGAL EXPENSES.  The Trust will pay Executive's legal fees and expenses relating to this Agreement no later than January 31, 2010, provided that the Trust shall not be required to pay any amount under this Section 2(e) in excess of $15,000.

          (f)       NOTEBOOK COMPUTER, BLACKBERRY AND PHONE NUMBER.  The Trust hereby transfers all of its title to the Executive of the Notebook Computer, Blackberry and mobile phone number (248-961-4015, which originally belonged to Executive), that Executive has been using in connection with his employment by the Trust, and the Trust agrees to cooperate and assist Executive with the prompt and effective transitioning of these items to Executive.  The Trust is not transferring to Executive any software, the license to which is not transferable by its terms.

          3.        PAYMENTS NOT SUBJECT TO CONDITIONS.  In addition to the payments and benefits set forth in Section 2 of this Agreement, the Trust acknowledges and agrees that it is obligated to, and shall, pay and provide Executive with the following payments and benefits (all of which shall be net of any applicable income tax and other legally required withholdings), and that such payments and benefits are not subject to any conditions or terms set forth in any other Section of this Agreement:

          (a)       ACCRUED OBLIGATIONS. On the Trust’s next payroll date, to the extent not previously paid, the Trust shall pay Executive’s base salary through the Effective Date and the Trust shall reimburse Executive for the expenses that he incurred during the course of his employment with the Trust, in each case, in accordance with the applicable Trust policies and procedures.

          (b)       ACCRUED VACATION PAY. Executive shall be entitled to receive payment for all accrued and unused vacation time for the prior and current calendar year, which shall be paid to him on the Trust’s next payroll date.

          (c)       NOTIONAL SHARES.  Executive now owns 26,972 fully vested shares of deferred stock under deferral agreements with the Trust.  Executive shall be entitled to all deferred stock provided for under the deferral agreements in accordance with their terms.

          (d)       STOCK OPTIONS.  Executive’s rights as to options vested as of the Effective Date to purchase a total of 52,436 common shares under the Trust’s stock option plans shall continue until terminated or expired in accordance with the provisions of such plans and the related stock options agreements.

          (e)       401(k) PLAN.  Executive shall retain all of his accrued rights under the Trust's 401(k) plan.

          (f)       MEDICAL PREMIUM.  The Trust will promptly pay Executive the sum of $16,884, which is equal to one year’s additional medical plan premium amount under the Trust’s PPO coverage plan at the 2010 rate, no later than January 31, 2010.

          4.        CONFIDENTIALITY; NONSOLICITATION.  Executive shall hold in a fiduciary capacity for the benefit of the Trust all secret or confidential information, knowledge or data relating to the Trust or any of its Affiliates, which shall have been obtained by Executive pursuant to or in connection with his employment by the Trust or any of its Affiliates and which shall not have become public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). Executive shall not, without the prior written consent of the Trust, communicate or divulge to anyone other than the Trust and those designated by it, or use in any way for Executive’s personal gain or to the Trust’s detriment, any such information, knowledge or data. During the period of twenty-four (24) months following the date of this Agreement, Executive shall not solicit or encourage any employee or independent contractor of the Trust or of any affiliate of the Trust to leave or otherwise change the status of his, her or its relationship with the Trust or with any affiliate of the Trust.

          5.        NON-DISPARAGEMENT.  Except as may be required by law or subpoena, neither Executive nor the Trust shall make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the other party.  In addition, except as may be required by law or subpoena, Executive shall not make any statement that criticizes, ridicules, disparages or is otherwise derogatory of any of the Trust’s current or former Affiliates, employees, officers, trustees or shareholders; provided that this sentence shall not apply to any person that is not known by Executive to currently be, or formerly to have been, in any such category, and shall not apply to any individual with respect to a reasonable criticism that is totally unrelated to the business and activities of the Trust.  For such purpose, statements by the Trust shall mean (i) statements by the Trust or any of its subsidiaries by press release or other formally released authorized announcement and (ii) oral or written statements by, or on behalf of, any executive officers or trustees of the Trust or any of its subsidiaries, but shall not mean oral or written statements by any other person.

          6.        COOPERATION.  Executive agrees that, from and after the Effective Date until the first anniversary of the Effective Date (the “Services Period”), Executive shall reasonably cooperate with the Trust and the successor Chief Financial Officer to provide an orderly transition and shall make himself available to consult with and provide services to the Trust regarding the businesses and affairs of the Trust and its Affiliates (the “Services”) on such dates and at such times as the Trust may reasonably request.  Executive shall receive no compensation for the Services other than as provided herein.  The parties understand and agree that Executive shall perform the Services as an independent contractor and not as an employee.  In addition, Executive shall cooperate in connection with the conduct of any action, proceeding or investigation involving the Trust and its Affiliates.  Notwithstanding any other provision of this Section 6, Executive's obligations under this Section shall not unreasonably interfere with the full-time endeavors of Executive, and the Trust shall pay all reasonable expenses incurred by Executive in performing his obligations under this Section 6.  In addition,  Executive shall in no event be required to perform services at a level that exceeds twenty percent of the average level of services he performed for the Trust over the immediately preceding 36-month period.

          7.        RETURN OF TRUST PROPERTY.  Executive confirms that, except as expressly provided in this Agreement, he has returned all property belonging to the Trust or any of its Affiliates, including all correspondence, memoranda, reports, files, books, working papers and any other documents, databases, computers, PDAs, computer storage devices (in each case whether originals, copies or extracts), keys, and any other property belonging to the Trust or any of its Affiliates and prepared by Executive or which came into his possession, custody or control in the course of his employment.  Executive confirms that he shall not retain any of the items or copies of such items.

          8.        INJUNCTIVE RELIEF, ETC. The parties hereby acknowledge that their respective obligations under this Agreement are of such special, unique, and extraordinary character and value that the parties have no adequate remedy at law and will be irreparably harmed in the event of any breach or threatened breach thereof, and, therefore, agree that the parties shall be entitled to injunctive relief to prevent any breach or threatened breach of any of the provisions of this Agreement and shall be entitled to specific performance thereof, in addition to any other remedy at law or in equity that either party may have.

          9.        RELEASE BY EXECUTIVE.

          (a)       RELEASE. In consideration of the payments and benefits provided to Executive under this Agreement, and in consideration of the Trust’s waiver and release set forth below, in connection with his separation from service and after consultation with counsel, Executive, and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Trust and any of its subsidiaries, affiliates or predecessors (collectively, the “Trust Group”) and each of their respective officers, employees, directors, trustees, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims related to breach of contract, wrongful discharge, discrimination of any type (including, but not limited to, sex, race, age, disability and national origin), harassment, public policy violation, the Elliott-Larsen Civil Rights Act, the Persons With Disabilities Civil Rights Act, the Wages and Fringe Benefits Act, Title VII of the Civil Rights Act of 1964, the National Labor Relations Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act (“ERISA”), the Rehabilitation Act of 1973, the Whistleblowers’ Protection Act, the Older Workers Benefits Protection Act (“OWBPA”), the Americans With Disabilities Act, all federal, state, local statutes, ordinances, and laws, and every type of damage, compensation and/or relief (legal, equitable and otherwise) available that the Releasors may have, arising out of Executive’s employment relationship with and service as an employee, officer or director of the Trust Group, and the termination of such relationship or service; provided, however, that the release set forth in this Section 9(a) shall not apply to the obligations of the Trust or any of the Trust Releasors (as defined below) under this Agreement. The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Trust Group arising out of Executive’s employment relationship or Executive’s service as an employee, officer and director of the Trust Group and the termination thereof other than rights under any and all the Trust benefit and retirement plans and programs in accordance with the terms of such plans or programs.

          (b)       SPECIFIC RELEASE OF ADEA CLAIMS. In further consideration of the payments and benefits provided to Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Trust Group, and each of their respective officers, employees, directors, trustees, shareholders and agents from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Trust in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA and, Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) Executive is providing the release and discharge set forth in this Section 9(b) only in exchange for consideration in addition to anything of value to which Executive is already entitled; and (iv) Executive knowingly and voluntarily accepts the terms of this Agreement. The release and discharge set forth in this Section 9(b) may be revoked by Executive by a written instrument signed by Executive and received by the Trust prior to the expiration of the seven (7) day period commencing on the date Executive signs this Agreement.

          (c)       NO ASSIGNMENT. Executive represents and warrants that he has not assigned any of the Claims being released under this Section 9.

          (d)       COVENANT NOT TO SUE.  In return for the Trust’s obligations under this Agreement, Executive gives up, to the fullest extent permitted by law, any right to file any lawsuit against the Trust or any of its affiliates about anything arising in the course of Executive’s employment or the termination of Executive’s employment under any state or federal statute and under the common law.

          (e)       CLAIMS. Executive agrees that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Trust Group or any of their respective officers, employees, directors, trustees, shareholders or agents.

          10.       RELEASE BY TRUST.

          (a)       RELEASE. In consideration of the Executive entering into this Agreement, and Executive's waiver and releases set forth above, and after consultation with counsel, the Trust Group, and each of their respective officers, employees, directors, trustees, shareholders and agents (collectively the "Trust Releasors") hereby irrevocably and unconditionally release and forever discharge the Releasors from any and all known claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Trust Claims”), including, without limitation, any Trust Claims related to breach of contract and every type of damage, compensation and/or relief (legal, equitable and otherwise) available that any of the Trust Releasors may have, arising out of Executive’s employment relationship with and service as an employee, officer or director of the Trust Group or any of them, or the termination of such relationship or service; provided, however, that the release set forth in this Section 10(a) shall not apply to the obligations of Executive under this Agreement.

          (b)       NO ASSIGNMENT. The Trust represents and warrants that the Trust Group has not assigned any of the Trust Claims being released under this Section 10.

          (c)       COVENANT NOT TO SUE.  In return for Executive’s obligations under this Agreement, the Trust Group gives up, to the fullest extent permitted by law, any right to file any lawsuit against any of the Releasors relating to any Trust Claims being released under this Section 10.

          (d)       CLAIMS. The Trust agrees that neither it nor any other member of the Trust Group has instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any of the Releasors.

          11.       NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail, addressed as follows:

If to Executive:

Richard J. Smith
3450 Black Cherry Court
Oakland, Michigan 48363

If to the Trust:

Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI  48334
Attn:  President

or at such other address as may be designated in writing by either party. Any notice given by overnight or next-day mail or delivery shall be deemed to have been given the day following the day such notice is sent. Any other notice that is given by mail shall be deemed to have been given three days following such mailing.

          12.       ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by Executive or the Trust, except that the Trust may assign this Agreement to any successor in interest to the Trust, provided that (a) such assignee assumes all obligations of the Trust hereunder, and (b) the Executive consents in writing to the assignment, which consent will not be unreasonably withheld if reasonable assurance is provided to Executive that the assignee has the financial ability to promptly and fully perform all of the Trust's obligations under this Agreement.

          13.       MICHIGAN LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Michigan, without giving effect to the conflicts of laws principles thereof.

          14.       SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          15.       ENTIRE AGREEMENT, ETC. This Agreement supersedes the Employment Agreement and any and all agreements, discussions, negotiations or understandings and constitutes the entire agreement of the parties with respect to the subject matter hereof, and can be amended only by a writing signed by the parties hereto which specifically refers to this Agreement. No rule or presumption regarding the construction of this Agreement against the drafter shall apply.

          16.       WAIVER. Any party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereunder.

          17.       BENEFICIARIES. Any payment provided to be made to Executive shall, in the event of Executive’s death, instead be made (i) in the case of any payment pursuant to a plan or other arrangement under which Executive has designated a beneficiary, to Executive’s beneficiary and (ii) in any other case, to the legal representative of Executive’s estate or such other beneficiary as he may hereafter designate in writing by notice to the Trust, or (iii) as otherwise required by law.

          18.       DEDUCTIONS AND WITHHOLDINGS. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law, including by reducing, in satisfaction of such deductions and withholdings, the number of shares of Common Stock that may be delivered to Executive hereunder, and any benefits and perquisites provided to Executive under this Agreement shall be taxable to Executive as may be required under applicable law.

          19.       COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          20.       HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided for in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          21.       SECTION 409A.  The Trust and Executive intend that this Agreement and the payments made under this Agreement comply with Section 409A of the Internal Revenue Code ("Section 409A").  To the extent that Executive reasonably determines that any provision of, or any payment made or to be made under, this Agreement would subject Executive to the additional twenty percent tax imposed by Section 409A, this Agreement shall be amended to the minimum extent necessary to avoid application of such additional tax, while retaining a substantially equivalent economic benefit for Executive.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RAMCO-GERSHENSON PROPERTIES TRUST

By:	/s/ DENNIS GERSHENSON
Name:	Dennis Gershenson
Title:	President

/s/ RICHARD J. SMITH
Richard J. Smith